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                             [Logo of Papa John's]




Contact:        D. Ross Davison
                Chief Financial Officer and Treasurer
                (205) 981-2823

                         PJ AMERICA ANNOUNCES ADVISORS

Birmingham, Alabama, April 11, 2001

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today that the Special Committee of the Board of Directors has engaged the investment banking firm of Banc of America Securities LLC to act as financial advisors and the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. to act as legal advisors in connection with the Committee's review of the previously announced tender offer proposal. The preliminary non-binding proposal was made by an investor group that includes Douglas S. Stephens, the Company's President and CEO, Richard F. Sherman, Chairman of the Board, other Board Members and significant shareholders. The investor group currently owns approximately 40% of the Company's outstanding common stock. The proposal contemplates a cash tender offer price of $8.00 per share. The Special Committee of outside directors is chaired by David G. Lloyd. There can be no assurance that the proposal will lead to the commencement of any tender offer.

     This information may contain forward-looking statements within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include: increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, employee benefits and similar costs; economic conditions in the territories in which the Company operates; and new product and concept development by food industry competitors. Further information regarding factors that could affect the Company's financial and other results is included in the Company's forms 10-Q and 10-K, filed with the Securities and Exchange Commission.